                                                                    Exhibit 23.7


                        Independent Auditors' Consent
                        -----------------------------


The Board of Directors
Platinum Underwriters Holdings, Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-3 "Platinum Underwriters Holdings, Ltd. Common shares, preferred shares, depositary shares, debt securities, warrants to purchase common shares, warrants to purchase preferred shares, warrants to purchase debt securities, purchase contracts and purchase units" of Platinum Underwriters Holdings, Ltd. ("Platinum") of our report dated March 21, 2003, relating to the combined statements of underwriting results and identifiable underwriting cash flows of The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) for the period from January 1, 2002 through November 1, 2002 and for the year ended December 31, 2001, which report appears in the December 31, 2003, annual report on Form 10-K of Platinum. Our report contains an explanatory paragraph that states that the combined statements are not intended to be a complete presentation of Predecessor's or The St. Paul Companies, Inc.'s results of operations or cash flows.


                                                /s/ KPMG LLP

Minneapolis, Minnesota
March 18, 2004